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                                                                     EXHIBIT 8.2

                           WEIL, GOTSHAL & MANGES LLP
                    767 FIFTH AVENUE NEW YORK, NY 10153-0119

                                 (212) 310-8000

                               FAX: (212) 310-8007




                                December 12, 2000





Galileo Technology Ltd.
Moshav Manof
D.N. Misgav 20184
Israel

Ladies & Gentlemen:

               You have requested our opinion regarding certain United States federal income tax consequences of the merger (the "Merger") of Toshack Acquisitions Ltd., a corporation formed under the laws of the State of Israel ("Acquisition") and a direct, wholly-owned subsidiary of Marvell Technology Group Ltd., a Bermuda corporation ("Parent"), with and into Galileo Technology Ltd., a corporation formed under the laws of the State of Israel ("Company").

               In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement of Merger, dated as of October 16, 2000, by and among Parent, Company and Acquisition (with all the amendments thereto, the "Merger Agreement"), the Joint Proxy Statement/Prospectus filed by Parent with the Securities and Exchange Commission (the "SEC") and the Registration Statement filed on Form S-4 by Parent with the SEC on December 12, 2000, in which the Joint Proxy Statement/Prospectus is included as a part (with all the amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and Company.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement/Prospectus and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement/Prospectus and the Registration Statement, (3) the accuracy as of the Effective Time of the representations made by Parent which are set forth in the Certificate delivered to us by Parent and dated the date hereof, (4) the accuracy as of the Effective Time of the representations made by Company which are set



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forth in the Certificate delivered to us by Company and dated the date hereof,
(5) that any representations made in such Certificates or in the Merger Agreement "to the knowledge of" or similarly qualified will be true, correct and complete at the Effective Time without such qualifications, and (6) no change in law applicable to the Merger shall occur from the date hereof through the Effective Time.

               Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               We express no opinion concerning any tax consequences of the Merger other than that specifically set forth herein. You should be aware that legal opinions are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that a contrary position would not be asserted by the Internal Revenue Service.

               Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger - Material United States Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus.

                                            Very truly yours,

                                            /s/ Weil, Gotshal & Manges LLP
                                            ------------------------------
                                            WEIL, GOTSHAL & MANGES LLP



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